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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          NETWORTH TECHNOLOGIES, INC.,

                              STI ACQUISITION CORP.

                                       AND

                     SOLUTION TECHNOLOGY INTERNATIONAL, INC.

                                  May 23, 2005

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                                TABLE OF CONTENTS

ARTICLE I  CERTAIN DEFINITIONS.................................................1

ARTICLE II  THE TRANSACTION....................................................4

         2.1      The Merger...................................................4

         2.2      Consideration................................................4

         2.3      The Closing..................................................5

         2.4      Actions at the Closing.......................................5

         2.5      Effect on Capital Stock......................................6

         2.6      Dividends; Liquidation Preferences; and Other Distributions..6

         2.7      Certificate Legends..........................................6

         2.8      Certificate of Incorporation.................................6

         2.9      Bylaws.......................................................7

         2.10     Directors and Officers.......................................7

         2.11     Closing of Transfer Books....................................7

         2.12     Tax and Accounting Consequences..............................7

         2.13     Additional Action............................................7

         2.14     Taking of Necessary Action; Further Action...................7

         2.15     Adjustment...................................................7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................8

         3.1      Organization, Qualification and Corporate Power..............8

         3.2      Capitalization...............................................8

         3.3      Authorization of Transaction.................................9

         3.4      Noncontravention.............................................9

         3.5      Subsidiaries................................................10

         3.6      Financial Statements........................................10

         3.7      Absence of Certain Changes..................................10

         3.8      Undisclosed Liabilities.....................................10

         3.9      Tax Matters.................................................11

         3.10     Assets......................................................11

         3.11     Owned Real Property.........................................11

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         3.12     Intellectual Property.......................................11

         3.13     Real Property Leases........................................12

         3.14     Contracts...................................................12

         3.15     Insurance...................................................14

         3.16     Litigation..................................................15

         3.17     Employees...................................................15

         3.18     Employee Benefits...........................................16

         3.19     Permits.....................................................17

         3.20     Legal Compliance; Restrictions on Business Activities.......18

         3.21     Brokers' Fees...............................................18

         3.22     Books and Records...........................................18

         3.23     Banking Relationships and Investments.......................18

         3.24     Company Action..............................................18

         3.25     Disclosure..................................................19

         3.26     Access to Information.......................................19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB....19

         4.1      Organization................................................19

         4.2      Capitalization..............................................20

         4.3      Authorization of Transaction................................20

         4.4      Noncontravention............................................20

         4.5      Reports and Financial Statements............................21

         4.6      Undisclosed Liabilities.....................................22

         4.7      Litigation..................................................22

         4.9      Merger Shares...............................................22

         4.10     Business of the Merger Sub..................................23

         4.11     Company Action..............................................23

         4.12     No Knowledge of Misrepresentations..........................23

         4.13     Brokers' Fees...............................................23

         4.14     Qualification as a Reorganization...........................23


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         4.15     Disclosure..................................................24

         4.16     Absence of Plans............................................24

         4.17     Tax Matters.................................................24

ARTICLE V  COVENANTS..........................................................25

         5.1      Best Efforts................................................25

         5.2      Securities Laws.............................................25

         5.3      Reorganization..............................................26

         5.4      Reasonable Commercial Efforts and Further Assurances........26

ARTICLE VI  CONDITIONS TO CONSUMMATION OF MERGER..............................26

         6.1      Conditions to Each Party's Obligations......................26

         6.2      Conditions to Obligations of the Buyer and the Merger Sub...27

         6.3      Conditions to Obligations of the Company....................28

         6.4      Certain Waivers.............................................29

ARTICLE VII  TERMINATION; INDEMNIFICATION.....................................29

         7.1      Termination of Agreement....................................29

         7.2      Effect of Termination.......................................30

         7.3      Amendment...................................................30

         7.4      Extension, Waiver...........................................30

ARTICLE VIII  MISCELLANEOUS...................................................34

         8.1      No Third Party Beneficiaries................................34

         8.2      Entire Agreement............................................34

         8.3      Succession and Assignment...................................34

         8.4      Public Announcement.........................................34

         8.5      Confidentiality.............................................34

         8.6      Counterparts, Facsimile Signatures..........................35

         8.7      Headings....................................................35

         8.8      Notices.....................................................35

         8.9      Governing Law...............................................36

         8.10     Severability................................................37

         8.11     Expenses; Attorney's Fees...................................37

         8.12     Disclosure Letters..........................................37


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         8.13     Construction................................................37

         8.14     Incorporation of Exhibits and Schedules.....................38


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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of May 23, 2005, by and among NETWORTH TECHNOLOGIES, INC., a Delaware corporation (the "Buyer"), STI ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Merger Sub") and SOLUTION TECHNOLOGY INTERNATIONAL, INC., a Delaware corporation (the "Company"). The Buyer, the Merger Sub and the Company each, individually, a "Party" or, collectively, the "Parties."

                                    RECITALS

      WHEREAS, this Agreement contemplates a merger of the Merger Sub with and into the Company (the "Merger") in a transaction that is intended to qualify, for federal income tax purposes, as a reverse triangular merger under Section 368(a)(2)(E) of the Code (as defined below), in which the stockholders of the Company will receive capital stock of the Buyer in exchange for their shares of capital stock of the Company.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, agreements and covenants herein contained, and for good and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      The following terms undefined in the text of this Agreement shall have the following meanings:

      "Business" shall mean the technology consulting and services business of Networth Systems, Inc., a wholly owned subsidiary of the Buyer.

      "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in Miami, Florida shall be authorized or required by law to close.

      "Buyer Stock" shall mean common stock, par value $0.0001 per share, of the Buyer. It is understood and agreed that the Merger Shares issued in connection with the transactions contemplated by this Agreement shall be shares of common stock of the Buyer that have not been registered under the Securities Act.

      "Closing Documents" shall mean documents, certificates or other instruments delivered or to be delivered by or on behalf of the Company at the Closing pursuant to Article VI, the Schedules and Exhibits of this Agreement.

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      "Code" shall mean United States Internal Revenue Code of 1986, as amended.

      "Company Shares" shall mean all of the issued and outstanding shares of capital stock of the Company, consisting of 46,230,154 shares of common stock, par value $0.001 per share and a total of 29,850,000 options to purchase shares of common stock.

      "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation.

      "ERISA Affiliate" shall mean any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company.

      "GAAP" shall mean Generally Accepted Accounting Principles.

      "Governmental Entity" shall mean any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

      "including", "include", "includes", shall be construed as if followed by the phrase "without limitation".

      "Intellectual Property" shall mean all intellectual property that the Company owns or uses in the conduct of its business, as it is currently conducted, including, but not limited to, (i) all United States and foreign patents (both issued and applied for) listed on the Company Disclosure Letter,
(ii) all trademarks, trade names, service marks, copyrights, and all applications for such trademarks, trade names, service marks and copyrights, and all patent rights in each case listed on the Company Disclosure Letter and (iii) all trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material, and all third-party issued United States and foreign patents, patent rights and patent applications (excluding packaged commercially available licensed software programs sold to the public).

      "knowledge" shall mean, (a) when made with reference to the Company, the actual knowledge of the executive officers of the Company and (b) when made with reference to the Buyer, the actual knowledge of the executive officers of the Buyer.

      "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement


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that is or is reasonably likely to be materially adverse to the business, assets
(including intangible assets), capitalization, financial condition, operations or results of operations, employees, prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions,
(ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity's capital stock.

      "Merger Shares" shall mean the shares of common stock, par value $0.0001 per share, of the Buyer Stock that the Buyer shall deliver to the stockholders of the Company in connection with the Merger and in consideration from the Company Shares.

      "Merger Sub Common Stock" shall mean the common stock, par value $0.001 per share, of the Merger Sub.

      "Person" or "person" shall mean any individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust or incorporated organization.

      "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Company and not material to the Company and (iv) liens for current Taxes that are being contested in good faith, as set forth in
Section 3.9 of the Company Disclosure Letter.

      "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Company or any subsidiary of the Company or the LLC is liable to pay by law or otherwise.

      "Tax Returns" means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including, without limitation, any schedules, attachments or amendments thereto.

      "Third Party Intellectual Property Rights" shall mean all material written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software which is used in the business of the Company or which form a part of any existing product or service of the Company, excluding commercially available licensed software programs sold to the public.


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      "Transaction" shall mean: (i) the acquisition of all or substantially all of the assets of a company; (ii) the acquisition of more than 50% of the outstanding capital stock of a company; or (iii) any merger, consolidation, business combination, joint venture, tender offer, share exchange, or similar transaction, if immediately after such transaction contemplated in this subsection (iii) either (A) Buyer, or any of its subsidiaries controls the Board of Directors, or (B) Buyer, or any of its subsidiaries holds a majority of the voting capital stock of the company immediately after such transaction.

                                   ARTICLE II

                                 THE TRANSACTION

      2.1 The Merger.

      Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company (with such merger is referred to herein as the "Merger") at the Effective Time. From and after the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall be operated as a wholly-owned subsidiary of the Buyer. The "Effective Time" shall be the time at which the Certificate of Merger of the Company and the Merger Sub (the "Certificate of Merger"), prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law ("DGCL"), is filed with and accepted by the Secretary of State of the State of Delaware. The Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      2.2 Consideration.

      (a) Within ten (10) days after the Closing Date, the Buyer and the Merger Sub shall deliver to the stockholders of the Company in connection with the Merger and in consideration for the Company Shares, stock certificates representing shares of Buyer Stock issued in the names of such stockholders, in the amounts set forth in Schedule 2.2.

      (b) If any of the Merger Shares are to be issued in the name of a person other than a stockholder of record of the Company, it shall be a condition to the issuance of such Merger Shares that (A) the request shall be in writing and properly documented (e.g., assigned, endorsed or accompanied by appropriate stock powers), (B) such transfer shall otherwise be proper and in accordance with all applicable federal and state laws, rules, regulations or orders and (C) the person requesting such transfer shall pay to the Buyer any transfer or other


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taxes payable by reason of the foregoing or establish to the satisfaction of the
Buyer that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, none of the Buyer, the Merger Sub or any of their affiliates, subsidiaries, directors, officers, agents and employees shall be liable to a stockholder for any Merger Shares issuable to such stockholder pursuant to this Section 2.2(b) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (c) In the event any stock certificate representing any Company Shares shall have been lost, stolen or destroyed, the Board of Directors of the Buyer may, in its sole discretion and as condition precedent to the issuance of the Merger Shares issuable in exchange therefor pursuant to this Agreement, require the owner of such lost, stolen or destroyed stock certificate to submit to the Buyer an affidavit stating that such stock certificate was lost, stolen or destroyed and to give the Buyer an indemnity in customary form against any claim that may be made against the Buyer with respect to the stock certificate alleged to have been lost, stolen or destroyed.

      2.3 The Closing.

      The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the Miami, Florida offices of Kirkpatrick & Lockhart Nicholson Graham LLP, on or before May 23, 2005 or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on the third Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions which by their terms can only be satisfied on the date of the Closing) (the "Closing Date"). If the Closing is consummated, the Buyer, the Merger Sub and the Company will be deemed to have waived any of the conditions set forth in Article VI to the extent not satisfied at or prior to the Closing.

      2.4 Actions at the Closing.

      (a) The Company shall deliver the following to the Buyer: (i) certificates representing the Company Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Buyer good and valid title to the Company Shares free and clear of all liens and (ii) the various certificates, instruments and documents referred to in Section 6.2 to be delivered by the Company.

      (b) The Buyer shall deliver the following to the Company: (i) the Merger Shares in accordance with Section 2.2 and (ii) the various certificates, instruments and documents referred to in Sections 6.1 and 6.3 to be delivered by the Buyer or the Merger Sub.


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      2.5 Effect on Capital Stock.

      (a) At the Effective Time, the Company Shares shall, by virtue of the Merger and without any action on the part of any Party or the holder thereof, automatically be canceled and extinguished and converted into the right to receive Merger Shares.

      (b) At the Effective Time, each share of the Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (c) Notwithstanding the foregoing, no fractional shares of Buyer Stock shall be issued. All shares of Buyer Stock issued to the holders of the Company Shares at the Effective Time pursuant to this Section 2.5 shall be rounded up to the next whole number.

      2.6 Dividends; Liquidation Preferences; and Other Distributions.

      No dividends or other distributions that are, or may be, payable to the holders of record of Company Shares as of a date on or after the Closing Date shall be paid to any such holder by reason of the Merger.

      2.7 Certificate Legends.

      The Merger Shares to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Merger Shares to be issued pursuant to this Article II shall bear the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO NETWORTH TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

      2.8 Certificate of Incorporation.

      At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until hereafter amended as provided by the DGCL.


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      2.9 Bylaws.

      The Bylaws of the Surviving Corporation shall be the same as the Bylaws of the Company immediately prior to the Effective Time.

      2.10 Directors and Officers.

      The directors of the Company shall become the directors of the Surviving Corporation immediately after the Effective Time. The officers of the Company shall become the officers of the Surviving Corporation immediately after the Effective Time, retaining their respective positions. In addition, the officers and directors of the Company shall be appointed as officers and directors of the Buyer immediately after the Effective Time and shall hold office until such time as their successors are elected and seated.

      2.11 Closing of Transfer Books.

      Upon execution of this Agreement, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made except as may be required by this Agreement.

      2.12 Tax and Accounting Consequences.

      It is intended by the parties hereto that the Merger shall constitute a reverse triangular merger reorganization within the meaning of Section 368(a)(2)(E) of the Code.

      2.13 Additional Action.

      The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company, necessary to consummate the Merger and confirm the effectiveness of the Merger, so long as such action is not inconsistent with this Agreement.

      2.14 Taking of Necessary Action; Further Action.

      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Company and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

      2.15 Adjustment.

      In the event that, subsequent to the execution of this Agreement but prior to the Effective Time, the Buyer or the Company shall effect a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, merger, exchange, recapitalization or other similar transaction (or a record date shall have been set for such purpose), the provisions of this Article II shall be appropriately adjusted.


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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company Disclosure Letter attached to this Agreement as Exhibit A (the "Company Disclosure Letter"), the Company hereby represents and warrants to the Buyer and the Merger Sub as follows:

      3.1 Organization, Qualification and Corporate Power.

            The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Buyer true and complete copies of its Certificate of Incorporation and, Bylaws, each as amended and as in effect on the date hereof (hereinafter the "Company Charter" and "Bylaws", respectively). The Company is not in default under or in violation of any provision of the Company Charter or Bylaws.

      3.2 Capitalization.

            The authorized capital stock of STI consists of 500,000,000 shares of capital stock, all of which are designated as Common Stock, $0.001 par value per share, and of which 46,230,154 shares are issued and outstanding and a total of 29,850,000 options to purchase shares of common stock. Section 3.2 of the Company Disclosure Letter sets forth a complete and accurate list of all stockholders of the Company, indicating the number of Company shares held by each stockholder and their respective addresses. All issued and outstanding shares of STI stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of common stock (and options to purchase common stock) and other outstanding securities of STI have been duly and validly issued in compliance with federal and state securities laws. Except as set forth in Section 3.2 of the Company Disclosure Letter, there are no outstanding or authorized subscriptions, options, warrants, plans or, except for this Agreement and as contemplated by this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or other securities of STI, and there are no dividends which have accrued or been declared but are unpaid on the capital stock of STI. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to STI. All of the issued and outstanding shares of STI capital stock are free and clear of any liens, pledges, encumbrances, charges, agreements adversely effecting title to such shares or claims (other than those created by virtue of this Agreement or by the Buyer), and the certificates evidencing the ownership of such shares are in proper form for the enforcement of the rights and limitations of rights pertaining to said shares which are set forth in the Company Charter and Bylaws.


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      3.3 Authorization of Transaction.

            Subject to the Requisite Stockholder Approval (as defined below) of the Merger and this Agreement, the Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger, voting in accordance with the corporate laws of the State of Delaware and the Company Charter (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and the Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      3.4 Noncontravention.

            Subject to receipt of the Requisite Stockholder Approval, compliance with the applicable requirements of the Securities Act and any applicable state securities laws and the filing of the Certificate of Merger as required by the State of Delaware, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the Company Charter or the Bylaws; (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than (i) those required solely by reason of the Buyer's or the Merger Sub's participation in the transactions contemplated hereby, (ii) those required to be made by the Buyer or the Merger Sub and (iii) any filing, permit, authorization, consent or approval which if not made or obtained would not have a Material Adverse Effect on the Company; (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract listed in Section 3.4 of the Company Disclosure Letter, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the Company; (d) result in the imposition of any Security Interest upon any assets of the Company; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets, other than such conflicts, violations, defaults, breaches, cancellations or accelerations referred to in clauses (a) through (e) (inclusive) hereof which would not have a Material Adverse Effect on the Company.


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

      3.5 Subsidiaries.

            The Company does not have any direct or indirect subsidiaries or any equity interest in any other firm, corporation, membership, joint venture, association or other business organization.

      3.6 Financial Statements.

      Attached as Exhibit B is the unaudited balance sheet as of March 31, 2005 (the "Balance Sheet Date") and unaudited balance sheet, income statement and statement of cash flows for the years ended December 31, 2004 and December 31, 2003. Within 75 days after the Closing, the Company will have audited its balance sheet, income statement and statement of cash flows for the year ended December 31, 2004 and the balance sheet as of March 31, 2005. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly and accurately present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to above are subject to normal recurring year-end adjustments (which will not in the aggregate be material) and do not include footnotes.

      3.7 Absence of Certain Changes.

      Since the Balance Sheet Date, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in any Material Adverse Effect on the Company.

      3.8 Undisclosed Liabilities.

      The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business and (d) liabilities which would not have a Material Adverse Effect on the Company.

      3.9 Tax Matters.

      The Company has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity or deposited in accordance with the law.

      3.10 Assets.

      The Company has good and valid title to or, in the case of leased assets, a valid leasehold interest in, all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

      3.11 Owned Real Property.

      The Company does not own any real property.

      3.12 Intellectual Property.

      Section 3.12 of the Company Disclosure Letter is a true and complete list of (i) all Intellectual Property presently owned or held by the Company and (ii) any license agreements under which Company has access to any confidential information used by the Company in its business (such licenses and agreements, collectively, the "Intellectual Property Rights") necessary for the conduct of the Company's business as conducted and as currently proposed to be conducted by the Company. The Company owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. The Company has not received any communications alleging that the Company has violated or, by conducting its business as conducted and as currently proposed to be conducted by the Company, violates any Third Party Intellectual Property Rights and to the Company's knowledge, the business as conducted and as currently proposed to be conducted by the Company will not cause the Company to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that the Company has title to Intellectual Property Rights to any Intellectual Property Rights. To the Company's knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person's duties as an officer, employee or director of the Company, the use of such person's best efforts to promote the interests of the Company or the Company's business as conducted or as currently proposed to be conducted by the Company. No prior employer of any current or former employee of the Company has any right, title or interest in the Intellectual Property and to the Company's knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees made prior to their employment by the Company.

      3.13 Real Property Leases.

      Section 3.13 of the Company Disclosure Letter lists all real property leased or subleased to the Company. The Company has delivered or made available to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 3.13 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 3.13 of the Company Disclosure
Letter:

      (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the Company's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

      (b) the Company is not in breach or default under any such lease or sublease and, to the Company's knowledge, no other party to the lease or sublease is in breach or default, and, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

      (c) there are no oral agreements or forbearance programs in effect as to the lease or sublease;

      (d) the Company has not received any written notice of any dispute with regards to any lease or sublease; and

      (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

      3.14 Contracts.

      Section 3.14 of the Company Disclosure Letter lists the following written arrangements (including, without limitation, written agreements) to which the Company is a party:

      (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum including such lease arrangements with purchase commitments or similar obligations known to the Company other than those listed pursuant to Section 3.14 in excess of $25,000;

      (b) any written arrangement for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services, (i) which involves more than the sum of $25,000 per annum, (ii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party and (iii) which calls for performance by the Company that as of the date hereof has not been fully completed;

      (c) any written arrangement establishing a partnership or joint venture;

      (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

      (e) a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

      (f) any written arrangement involving any of the stockholders of the Company or their affiliates, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Affiliates");

      (g) any written arrangement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

      (h) any other written arrangement (or group of related written arrangements) either (i) involving (A) more than $25,000 and (B) performance by the Company that as of the date hereof has not been fully completed, or (ii) not entered into in the ordinary course of business;

      (i) any written arrangement under which the Company provides maintenance or support services to any third party with regard to the Company's products and any written arrangement containing a commitment by the Company to provide support for any such products for more than one year from the date of this Agreement involving, in each case, more than $25,000 (other than arrangements which by their terms permit the customer to extend such services after the expiration of the initial one year term or Reseller Agreements);

      (j) any written arrangement by which the Company has agreed to make available any consulting, enablement consulting, or education services (i) having a value in excess of $25,000 and (ii) providing for performance by the Company that as of the date hereof has not been fully completed; and

      (k) any other material contract or agreement as such terms are defined in Regulation S-K promulgated under the Securities Act, to which the Company is a party.

      The Company has delivered to or made available correct and complete copy of each written arrangement. With respect to each such written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Company's knowledge, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought); (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Company's knowledge against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and (iii) the Company is not in breach or default, and, to the Company's knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; except, in each case, for breaches, defaults and events that would not have a Material Adverse Effect on the Company. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.14 of the Company Disclosure Letter under the terms of this Section 3.14.

      3.15 Insurance.

      Section 3.15 of the Company Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 3.15 of the Company Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect following the Closing.

      The Company is not in breach or default, and does not anticipate being in breach or default after Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; except for any breach, default, event, termination, modification or acceleration that would not have a Material Adverse Effect on the Company; and the Company has not received any written notice or to the Company's knowledge, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

      3.16 Litigation.

      (a) There are no: (i) arbitrations, unsatisfied judgments, grievances orders, decrees, stipulations or injunctions; or (ii) claims, complaints, actions, suits, proceedings or hearings or, to the Company's knowledge, proceedings pending, investigations in or before any Governmental Entity or any arbitrator or to the Company's knowledge expected to be before any Governmental Entity or any arbitrator; to which the Company, any officer, director, employee or agent of the Company (in such person's capacity as an officer, director, employee or agent of the Company and not personally) is or was (for the two years prior to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party.

      (b) There are no material agreements or other documents or instruments settling any claim, complaint, action, suit or other proceeding against the Company.

      (c) There are no suits, arbitrations, actions, claims, complaints, grievances, or to the Company 's knowledge, investigations or proceedings pending or, to the Company's knowledge, threatened against Company or its subsidiaries that, if resolved against Company or its subsidiaries could be reasonably expected to have a Material Adverse Effect on the Company, or the Company's ability to consummate the transactions contemplated by this Agreement.

      3.17 Employees.

      (a) A written list of all employees of the Company, along with the position and the current annual salary rate of each such person, as of the date of this Agreement, is attached hereto as Section 3.17 of the Company Disclosure Letter. To the Company's knowledge, no employee has any plans to terminate employment with the Company within six months of the date hereof. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice except, in each case, where such practice or failure to comply would not reasonably be expected to have a Material Adverse Effect. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Company's knowledge, threatened, between the Company and its employees, which proceedings have or would reasonably be expected to have a Material Adverse Effect on the Company.

      (b) Section 3.17 of the Company Disclosure Letter contains a list of employees whose employment has been terminated by the Company in the ninety (90) days prior to Closing; including the name, address, date and reason for such termination.

      3.18 Employee Benefits.

      (a) Section 3.18(a) of the Company Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which the Company or any ERISA Affiliate has an obligation file Form 5500) for each Employee Benefit Plan, have been delivered or made available to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code. The Company and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

      (b) To the Company's knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

      (c) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

      (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

      (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

      (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

      (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

      (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

      (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

      (j) Section 3.18(j) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      3.19 Permits.

      Section 3.19 of the Company Disclosure Letter sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including, without limitation, those issued or required under applicable export laws or regulations) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and to the Company's knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

      3.20 Legal Compliance; Restrictions on Business Activities.

      The Company and the conduct and operations of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, as currently contemplated by the Company, and any acquisition of property of the Company or the conduct of its business as currently conducted or proposed to be conducted.

      3.21 Brokers' Fees.

      The Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

      3.22 Books and Records.

      The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meetings.

      3.23 Banking Relationships and Investments.

      Section 3.22 of the Company Disclosure Letter sets forth an accurate, correct and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. The Company Disclosure Letter sets forth an accurate, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the "Investments"). The Company has good and legal title to all Investments.

      3.24 Company Action.

      The Board of Directors of the Company has (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the corporate laws of the State of Delaware, as applicable, and (iii) directed that this Agreement and the Merger be submitted to the stockholders for their adoption and approval and resolved to recommend that the stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

      3.25 Disclosure.

      No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

      3.26 Access to Information.

            Until the Closing, Company will allow the Buyer and its agents reasonable access the files, books, records and offices of the Company and each Subsidiary, including, without limitation, any and all information relating to Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Company will cause its accountants to cooperate with the Buyer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                               AND THE MERGER SUB

      Each of the Buyer and the Merger Sub, jointly and severally, represents and warrants to the Company that, as of the date hereof, the statements contained in this Article IV are true and correct, except as set forth in the schedule provided by the Buyer and the Merger Sub to the Company and attached hereto as EXHIBIT C (the "Buyer Disclosure Letter"):

      4.1 Organization.

      Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and the Merger Sub is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Buyer or the Merger Sub. Each of the Buyer and the Merger Sub has the corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Buyer and the Merger Sub have each furnished or made available to the Company true and complete copies of its Certificates of Incorporation and Bylaws, each as amended and as in effect on the date hereof. Neither the Buyer nor the Merger Sub is in default under or in violation of any provision of its Certificate of Incorporation, or Bylaws, as amended.

      4.2 Capitalization.

      As of the Closing Date, the authorized capital stock of the Buyer consists of 650,000,000 shares of Buyer Stock, approximately 18,000,000 shares of which are issued and outstanding and 1,000,000 shares of preferred stock, par value $0.0001 per value, approximately 1,000,000 shares of which have been designated as Convertible Preferred Stock and all of which are issued and outstanding. As of the Closing Date, all of the issued and outstanding shares of Buyer Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are duly authorized and validly issued, and fully paid and nonassessable, and were issued in compliance with all applicable laws. There are no outstanding or authorized options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Buyer or the Merger Sub is a party or which are binding upon the Buyer or the Merger Sub providing for the issuance, disposition or repurchase, redemption or acquisition of any of the Buyer's or the Merger Sub's shares of capital stock. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

      4.3 Authorization of Transaction.

      Each of the Buyer and the Merger Sub has all corporate requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Merger Sub (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Merger Sub (including the sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by the Buyer and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Buyer and the Merger Sub, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

      4.4 Noncontravention.

      Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery of this Agreement, nor the consummation by the Buyer or the Merger Sub of the transactions contemplated hereby or thereby, will: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Buyer or the Merger Sub; (b) require on the part of the Buyer or the Merger Sub any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, other than those (i) required solely by reason of the Company's participation in the transactions contemplated hereby or (ii) to be made by the Company or (iii) any filing, permit, authorization, consent or approval which, if not made or obtained, would not have a Material Adverse Effect on the Buyer; (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or the Merger Sub is a party or by which either is bound or to which any of their assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to have a Material Adverse Effect on the Buyer or the Merger Sub;
(d) result in the imposition of any Security Interest upon any assets of the Buyer or the Merger Sub; or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Merger Sub or any of their properties or assets, except for any violation that would not have a Material Adverse Effect on the Buyer or the Merger Sub.

      4.5 Reports and Financial Statements.

      The Buyer has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by the Buyer with the Securities and Exchange Commission ("SEC") on a timely basis, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that the Buyer may file subsequent to the date hereof) are referred to herein as the "SEC Reports." As of their respective dates, the SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in the Buyer Disclosure Letter, the SEC Reports filed by the Buyer and publicly available prior to the date of this Agreement, as of the date hereof, there has not been any Material Adverse Effect with respect to the Buyer that would require disclosure under the Securities Act.

      4.6 Undisclosed Liabilities.

      The Buyer has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued, reflected, reserved against on the Financial Statements, (b) liabilities which have arisen since the Balance Sheet Date, in the ordinary course of business, (c) contractual or statutory liabilities incurred in the ordinary course of business and (d) liabilities which would not have a Material Adverse Effect on the Buyer.

      4.7 Litigation.

      There are no suits, arbitrations, actions, claims, complaints, grievances, or to the Buyer's knowledge, investigations or proceedings pending or, to the Buyer's knowledge, threatened against Buyer or its subsidiaries that, if resolved against Buyer or its subsidiaries could be reasonably expected to have a Material Adverse Effect on the Buyer, or the Buyer's or the Merger Sub's ability to consummate the transactions contemplated by this Agreement.

      4.8 Legal Compliance; Restrictions on Business Activities.

      The Company and the conduct and operations of its business are in material compliance with each law (including rules, regulations and requirements thereunder) of any federal, state, local or foreign government or any Governmental Entity which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its businesses, except, in each case, where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company, as currently contemplated by the Company, and any acquisition of property of the Company or the conduct of its business as currently conducted or proposed to be conducted.

      4.9 Merger Shares.

      The Merger Shares have been duly authorized and when issued in exchange for the Company Shares pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other encumbrances, except for applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the Securities Act and Rule 144 promulgated under the Securities Act and under applicable "blue sky" state securities laws. The offer and sale of the Merger Shares under this Agreement will be exempt from the registration requirements of the Securities Act and in compliance with all federal and state securities laws.

      4.10 Business of the Merger Sub.

      The Merger Sub is not and has never been a party to any material agreements and has not conducted any activities other than in connection with the organization of the Merger Sub, the issuance of the Merger Sub Common Stock, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. The Merger Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

      4.11 Company Action.

      The Board of Directors and the stockholders of the Buyer and the Merger Sub, (a) have determined that the Merger is fair and in the best interests of the Buyer and the Merger Sub, and each of their stockholders, and (b) have adopted this Agreement in accordance with the provisions of the Certificate of Incorporation, and the Bylaws of each of the Merger Sub and the Buyer, as the case may be, and the corporate laws of the State of Delaware. No other corporate action (including stockholder action) is required to be taken by the Buyer or the Merger Sub in connection with the consummation of the Merger and the transactions contemplated by this Agreement.

      4.12 No Knowledge of Misrepresentations.

      The Buyer and the Merger Sub are acquiring the Company based on the independent judgment of the Buyer and the Merger Sub as to the future prospects of the Company and not based on any projections or forecasts obtained from the Company, the stockholders of the Company or any of their respective affiliates, employees, agents, directors, officers or representatives.

      4.13 Brokers' Fees.

      Neither the Buyer nor the Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      4.14 Qualification as a Reorganization.

      Neither the Buyer nor the Merger Sub has any plan or intention to both (a) discontinue (or cause the Surviving Corporation to discontinue) the historic business of the Surviving Corporation (assuming that the business of the Company as of the date of the Merger is the Surviving Corporation's historic business) and (b) cease (or cause the Surviving Corporation to cease) to use a significant portion of the Surviving Corporation's historic business assets in a trade or business (assuming that the assets of the Company as of the date of the Merger constitute the Surviving Corporation's historic business assets). Neither the Buyer nor the Merger Sub has any plan or intention to cause the Surviving Corporation to dispose of assets following the Merger such that after the Merger the Surviving Corporation will no longer continue to hold (as such term is used in Code Section 368(a)(2)(E)(i)) substantially all of its assets and the assets of the Merger Sub. For purposes of the foregoing, the term "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Merger Sub and the Surviving Corporation.

      4.15 Disclosure.

      No representation or warranty by the Buyer or the Merger Sub contained in this Agreement, including any statement contained in the Buyer Disclosure Letter, or any Closing Document contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

      4.16 Absence of Plans.

      Since December 31, 2004, the Board of Directors of the Buyer has not authorized any recapitalization, reclassification, spin-off, stock split, stock combination, stock or extraordinary cash dividend, or reverse split with respect to the Buyer Stock.

      4.17 Tax Matters.

      (a) The Buyer (and any consolidated group for tax purposes of which the Buyer has been a member) has timely (taking into account extensions of time to file) filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Buyer, or for which the Buyer may be liable (whether or not shown on any Tax Return), have been or will be timely paid. The Buyer is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) The Buyer has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Buyer in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no dispute or claim concerning any Tax liability of the Buyer either (i) claimed or raised by any authority in writing or (ii) as to which the Buyer has knowledge.

      (d) The Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time nor has any such waiver or extension been required with respect to a Tax assessment or deficiency.

      (e) Buyer is in control of Merger Sub within the meaning of Section 368(c) of the Code.

      (f) Merger Sub is a newly-formed corporation and does not (nor has it ever had) any assets.

      4.18 Access to Information.

      Until the Closing, Buyer will allow the Company and its agents reasonable access the files, books, records and offices of the Company and each Subsidiary, including, without limitation, any and all information relating to Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Buyer will cause its accountants to cooperate with the Company and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                                    ARTICLE V

                                    COVENANTS

      5.1 Best Efforts.

      Each of the Parties shall use its best efforts, to the extent commercially reasonable, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      5.2 Securities Laws.

      (a) Prior to the Closing, the Company shall not take any action that would cause the number of its stockholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act to increase to more than thirty-five (35) during the term of this Agreement or that would cause any person who does not meet the standards of Regulation D required for "purchasers" under Regulation D to become a stockholder; provided, however, that the Company will not be precluded from issuing Company Shares upon the exercise of options or warrants.

      (b) The Buyer, the Merger Sub, and the Surviving Corporation shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Stock in connection with the Merger. The Company shall use its best efforts, to the extent commercially reasonable, to assist the Buyer as may be necessary to comply with such securities and blue sky laws.

      (c) So long as the Buyer or any successor entity has securities registered under Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, the Buyer or such successor entity shall file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange Company Shares for Buyer Stock pursuant to the terms of this Agreement to sell Buyer Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

      (d) If at any time after the Effective Time, the Buyer takes or fails to comply with its obligations under the immediately preceding paragraph (c), or if the Rule 144 is not available to the stockholders who exchange Company Shares for Buyer Stock pursuant to the terms of this Agreement as a result of any action taken or not taken by the Buyer, then the Buyer shall enter into a registration rights agreement with each such stockholder in form and substance reasonably acceptable to the Buyer and such stockholder.

      5.3 Reorganization.

      Except for the transactions contemplated by this Agreement neither the Buyer nor the Merger Sub will take any action, or cause the Surviving Corporation to take any action, which would have the result of disqualifying the Merger as a reorganization pursuant to Section 368(a)(2)(E) of the Code. In addition, neither the Buyer nor the Merger Sub will adopt any position (or cause the Surviving Corporation to adopt any position) which is inconsistent with the treatment of the Merger as a tax-free reorganization.

      5.4 Reasonable Commercial Efforts and Further Assurances.

      Each Party, at the reasonable request of another Party, and as soon as practicable, shall execute and deliver at the requesting Party's expense such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VI

                      CONDITIONS TO CONSUMMATION OF MERGER

      6.1 Conditions to Each Party's Obligations.

      The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

      (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

      (b) the Buyer and the Company shall be satisfied that the issuances of Buyer Stock in the transaction shall be exempt under Regulation D of the Securities Act and Section 4(2) of the Securities Act;

      (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall have been issued, nor shall any proceeding brought by any Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

      (d) no proceeding in which the Company, the Buyer or the Merger Sub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company, the Buyer or the Merger Sub under any United States or state bankruptcy or insolvency law.

      6.2 Conditions to Obligations of the Buyer and the Merger Sub.

      The obligation of each of the Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction of the following additional conditions:

      (a) this Agreement and the Merger shall have been approved and adopted by the Requisite Stockholder Approval;

      (b) the Company shall have obtained all of the waivers, permits, consents, assignments, approvals or other authorizations, and effected all of the registrations, filings and notices, (including but not limited to any filings that have been requested by the SEC), referred to in the Company Disclosure Letter, except for any which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

      (c) the Company has provided to the Buyer any and all such materials, documents, books, contracts, commitments and records that the Buyer has requested for the purpose of making such investigations as is reasonably requested in connection with the transaction contemplated hereby, and that such investigation has been completed to the satisfaction of the Buyer prior to the Closing Date;

      (d) the representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

      (e) the Company shall have provided to the Buyer prior to Closing unaudited financial statements for the years ended December 31, 2004 and December 31, 2003 and the Company's unaudited balance sheet as of March 31, 2005, and within 75 days after the Closing, the Company will have audited its balance sheet, income statement and statement of cash flows for the year ended December 31, 2004 and as of March 31, 2005;

      (f) the Company shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (g) the Buyer and the Merger Sub shall have received from the Secretary of the Company a certificate (i) certifying the Company Charter, (ii) certifying the Bylaws of the Company, (iii) certifying the resolutions of the Board of Directors of the Company, (vi) certifying the resolutions of the stockholders of the Company and (v) attesting to the incumbency of the officers of the Company;

      (h) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Merger Sub;

      (i) the Company will have completed, within 30 days after the Closing, the sale, spin-out or divestiture, of its interest in Networth Systems Inc., including, but not limited to the transfer of all liabilities associated with the Business to such purchaser or new entity, as the case may be.

      6.3 Conditions to Obligations of the Company.

      The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

      (a) the Buyer and the Merger Sub shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices (including, but not limited to any filings that are required with the SEC), except for any which if not obtained or effected would not have a Material Adverse Effect on the Buyer or the Merger Sub or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

      (b) each of the Buyer and the Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) the representations and warranties of the Buyer and the Merger Sub set forth in Article IV shall be true and correct as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct as of such date;

      (d) the Company shall have received from the Secretary of the Buyer a certificate (i) certifying the Certificate of Incorporation of the Buyer, (ii) certifying the Bylaws of the Buyer, (iii) certifying the resolutions of the Board of Directors of the Buyer and (iv) attesting to the incumbency of the officers of the Buyer;

      (e) the Company shall have received from the Secretary of the Merger Sub a certificate (i) certifying the Certificate of Incorporation of the Merger Sub,
(ii) certifying the Bylaws of the Merger Sub, (iii) certifying the resolutions of the Board of Directors and the sole stockholder of the Merger Sub and (iv) attesting to the incumbency of the officers of the Merger Sub;

      (f) all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company;

      (g) the Buyer financial statements shall be certified by a qualified certified public accountant selected by the Company, who shall have been provided with access to the Books and Records and financial information of the Buyer and Buyer Sub; and

      (h) the Buyer shall have no more than $150,000 in liabilities at the Closing and outstanding convertible promissory notes of $625,000.

      6.4 Certain Waivers.

      The Parties acknowledge and agree that if a Party has knowledge of any breach by any other Party of any representation, warranty, agreement or covenant contained in this Agreement, and such Party proceeds with the Closing, such Party shall be deemed to have irrevocably waived such breach for that particular breach only and such Party and its successors and assigns shall not be entitled to assert any right or to seek any remedy for any damages arising from any matters relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

                                   ARTICLE VII

                          TERMINATION; INDEMNIFICATION

      7.1 Termination of Agreement.

      The Parties may terminate this Agreement prior to the Effective Time as provided below:

      (a) the Parties may terminate this Agreement by mutual written consent;

      (b) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company's stockholders have voted on whether to approve this Agreement and the Merger, in the event that this Agreement or the Merger failed to receive the Requisite Stockholder Approval;

      (c) any Party may terminate this Agreement by giving written notice to the other Parties upon the entry of any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger that has become final and nonappealable;

      (d) the Buyer and the Merger Sub may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before May [19], 2005, by reason of the failure of any condition precedent under
Section 6.1 or 6.2 hereof (unless the failure results primarily from a breach by the Buyer or the Merger Sub of any representation, warranty, agreement or covenant contained in this Agreement); and

      (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Merger Sub if the Closing shall not have occurred on or before May [19], 2005, by reason of the failure of any condition precedent under
Section 6.1 or 6.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty, agreement or covenant contained in this Agreement).

      7.2 Effect of Termination.

      If any party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, including the directors, officers, employees, agents, consultants, representatives, advisors, stockholders, members or Affiliates of any Party. Notwithstanding the foregoing, the following obligations shall survive termination of this Agreement: (i) the liability of any Party for any breach of this Agreement; (ii) press releases and announcements, as provided in Section 8.4; and (iii) each party's obligation to bear its own fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated herein as provided in Section 8.10.

      7.3 Amendment.

      Subject to applicable law, the Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

      7.4 Extension, Waiver.

      At any time prior the Effective Time, any Party may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

      7.5 Survival of Representations and Warranties.

      All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other Parties to this Agreement, until the earlier of the termination of this Agreement or two (2) years after the Closing Date (the "Survival Period"), whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period). The Parties post-closing remedies for a breach are not limited by the pre-closing discovery of a breach.

      7.6 Indemnification of Buyer.

      Subject to the limitations set forth in this Article VII, the Company agrees to indemnify and hold harmless Buyer and its officers, directors, agents and employees, and each person, if any, who controls or may control Buyer within the meaning of the Securities Act from and against any and all damages:

      (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company pursuant hereto; or

      (b) Resulting from any failure of the stockholders to have good, valid and marketable title to the issued and outstanding Company Stock held by them, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such Company Stock in favor of the Merger and the other transactions contemplated by the Merger Agreement.

      The foregoing are collectively referred to as the "Buyer Indemnity
Claims."

      7.7 Indemnification of Company.

      Subject to the limitations set forth in this Article VII, the Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Company and its officers, directors, agents and employees, from and against any and all
Damages:

      (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of the Buyer or Buyer Sub pursuant hereto; or

      (b) Resulting from any failure of Buyer to have good, valid and marketable title to the fully paid nonassessable share of Buyer Common Stock constituting all or any part of the Merger Consideration, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to cause all of the shares representing such Buyer Common Stock to be issued to the Company stockholders in the exchange of each share of the Company Stock as contemplated by the Merger Agreement.

      The foregoing are collectively referred to as the "Company Indemnity Claims." The Company Indemnity Claims together with the Buyer Indemnity Claims are collectively referred to as the "Indemnity Claims."

      7.8 General Notice and Procedural Requirements for Indemnity Claims.

      Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VII (the "Indemnifying Party"), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VI (the "Indemnified Party"), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 8.8 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

      7.9 Notice and Procedural Requirements for Third Party Claims.

      If a complaint, claim or legal action is brought by a third party (a "Third Party Claim") as to which an Indemnified Party is entitled to indemnification, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 8.8 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

      The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party's election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

      The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within fifteen (15) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

      If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

      If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

      The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

      7.10 Notice and Procedural Requirements for Direct Claims.

      Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 8.8 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VI.

      7.11 Maximum Liability.

      Notwithstanding anything to the contrary in this Agreement, in no event will the Company's indemnity obligations under this Article VII in the aggregate exceed $700,000 except for any claims of indemnity based on actual fraud, for which the Company indemnity obligations shall have no limit. In no event will the Buyer's indemnity obligations under this Article VII exceed the aggregate amount of $700,000 except for any claims of indemnity based on actual fraud, for which the Buyer's indemnity obligation shall have no limit.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      8.1 No Third Party Beneficiaries.

      This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      8.2 Entire Agreement.

      This Agreement, the Company Disclosure Letter, the Buyer Disclosure Letter, the Schedules, the Exhibits, the documents and instruments and other agreements among the parties referred to herein constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

      8.3 Succession and Assignment.

      This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, legal representatives and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

      8.4 Public Announcement.

      Upon execution of this Agreement, the Buyer and the Company will issue a press release approved by both parties announcing the Merger. Thereafter, the Buyer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

      8.5 Confidentiality.

      The Buyer and the Company each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Buyer and the Company each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

      8.6 Counterparts, Facsimile Signatures.

      This Agreement may be executed with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

      8.7 Headings.

      The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.8 Notices.

      All notices, requests, demands, claims, and other communications hereunder (each a "Notice") shall be in writing. Any Notice shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable nationwide overnight courier service, charges prepaid or
(c) sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail or overnight courier as aforesaid, in each case to the intended recipient as set forth below:

      If to the Company:

            Solution Technology International, Inc.
            5210 Chairmans Court
            Suite 3
            Frederick, MD 21703
            Attention: Dan L. Jonson
            Facsimile: (301) 668-9700

      Copy to:
            Schiff Hardin LLP
            1101 Connecticut Avenue
            Suite 600
            Washington, DC 20036
            Attention: Ernest Stern, Esq.
            Facsimile: (202) 778-6460

      If to the Buyer or Merger Sub:

            Networth Technologies, Inc.
            6499 NW 9th Avenue
            Suite 304
            Fort Lauderdale, FL 33309
            Attention: Anthony Q. Joffe
            Facsimile: (561) 392-6070

      Copy to:
            Kirkpatrick & Lockhart Nicholson Graham
            Miami Center, 20th Floor
            201 South Biscayne Blvd.
            Miami, FL 33131-2399
            Attention: Chris Davies, Esq.
            Facsimile: (305) 358-7095

      Each Notice shall be deemed to have been given and effective upon receipt (or refusal of receipt). Any Party may change the address to which Notices hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      8.9 Governing Law.

      This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the any federal court or state court located in the State of Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court or a state court located in the State of Maryland.

      8.10 Severability.

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      8.11 Expenses; Attorney's Fees.

      All fees and expenses (including all legal and accounting fees and expenses and all other expenses) incurred by the Buyer and the Merger Sub in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer and the Merger Sub, as the case may be, whether or not the Merger is consummated. All fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, whether or not the Merger is consummated. Notwithstanding the foregoing, if any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party in such legal action shall be entitled to recover from the other Party all reasonable attorney's fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

      8.12 Disclosure Letters.

      The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (a) the corresponding section of this Agreement and (b) other sections of
Article III to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The Buyer Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections contained in this Agreement, and the information disclosed in any numbered or lettered part shall qualify only (c) the corresponding section of this Agreement, and (d) other sections of Article IV to the extent it is clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure is applicable to such other sections. The inclusion of any information in the Company Disclosure Letter or the Buyer Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information is required to be included herein, is material, has or would have a Material Adverse Effect, or is outside the ordinary course of business.

      8.13 Construction.

      The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

      8.14 Incorporation of Exhibits and Schedules.

      The Exhibits, the Schedules, the Buyer Disclosure Letter and Company Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

                      [Signatures begin on following page]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


BUYER:                                  NETWORTH TECHNOLOGIES, INC.

                                        By:
                                            -------------------------------
                                            Name: Anthony Q. Joffe
                                            Title: President


MERGER SUB:                             STI ACQUISITION CORP.

                                        By:
                                            -------------------------------
                                            Name: Anthony Q. Joffe
                                            Title: President and CEO


COMPANY:                                SOLUTION TECHNOLOGY
                                        INTERNATIONAL, INC.

                                        By:
                                            -------------------------------
                                            Name: Dan L. Jonson
                                            Title: President and CEO

                      EXHIBIT A - Company Disclosure Letter

                                    EXHIBIT B

                       EXHIBIT C - Buyer Disclosure Letter

                                  SCHEDULE 2.2